UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20548

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada 88-0398103

(State or other jurisdiction of incorporation or organization) (I.R.S. Employer Identification No.)

4199 Lougheed Highway, Suite 200 and 201, Burnaby, BC, Canada V5C 3Y6

(Address of Principal Executive Offices) (Zip Code)

Consulting Agreement - Matt Daen

(Full title of the plan)

Merlin Software Technologies International, Inc.
4199 Lougheed Highway, Suite 200 and 201
Burnaby, British Columbia, Canada V5C 3Y6
Attention: Robert Heller

(Name and address of agent for service)

(604) 320-7227
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Virgil Z. Hlus
Clark, Wilson, Barristers and Solicitors
#800 - 885 West Georgia Street
Vancouver, British Columbia, Canada, V6C 3H1
Telephone: (604) 687-5700

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares Par Value $0.001	83,571 shares	$0.35	$29,249.85	$7.31

(1) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the bid and asked price ($0.26 bid; $0.44 ask) of the common shares as reported on the National Association of Securities Dealers Inc.'s Over the Counter Bulletin Board on April 10, 2001.

(2) Pursuant to a Consulting Agreement between Merlin Software Technologies International, Inc. and Matt Daen, dated October 3, 2000, Merlin Software Technologies International, Inc. issued 83,571 common shares to Matt Daen in consideration for services performed by Mr. Daen for the benefit of Merlin Software Technologies International, Inc.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933 to register 83,571 shares of our common stock, par value $0.001, which were issued pursuant to the Consulting Agreement, dated October 3, 2000, between our company and Matt Daen.

Under cover of this Form S-8 is our reoffer prospectus, prepared in accordance with Part I of Form S-3 under the 1933 Act. This reoffer prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 83,571 "restricted securities" which have been issued pursuant to the Consulting Agreement.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will send or give the documents containing the information specified in Part I of Form S-8 to Matt Daen as specified by the Securities and Exchange Commission Rule 428(b)(1) under the 1933 Act. We do not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as a prospectus or prospectus supplement under Rule 424 of the 1933 Act.

REOFFER PROSPECTUS

The date of this prospectus is the 12th day of April, 2001.

Merlin Software Technologies International, Inc.
4199 Lougheed Highway, Suites 200 and 201
Burnaby, British Columbia
Canada V5C 3Y6
83,571 Shares of Common Stock

The 83,571 shares of our common stock being registered pursuant to this registration statement are offered by one of our consultants, Matt Daen. The common shares issued to Matt Daen may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payments of any underwriting discounts or commission, except for usual and customary selling commissions paid to brokers or dealers. We will not receive any proceeds from the sale of any of the common shares by Matt Daen. Matt Daen is a consultant who has acquired the 83,571 common shares pursuant to a Consulting Agreement. We are paying the expenses incurred in registering the common shares.

The 83,571 common shares are "restricted securities" under the Securities Act of 1933 because they were issued to the consultant prior to the filing of this registration statement. The reoffer prospectus has been prepared for the purpose of registering the common shares under the Securities Act of 1933 to allow for future sales by Matt Dean (the selling shareholder), on a continuous or delayed basis, to the public in accordance with the volume restrictions imposed by Federal Instruction 3(b) of Form S-8. To our knowledge, the selling shareholder has no arrangement with any brokerage firm for the sale of the 83,571 common shares. The selling shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. Any commissions received by a broker or dealer in connection with the resales of the common shares may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common shares are traded on the National Association of Securities Dealers Over-the Counter Bulletin Board under the symbol MLSW. As of April 10, 2001, the last reported sale price for of our common shares as reported on the National Association of Securities Dealers Inc.'s Over the Counter Bulletin Board on April 10, 2001 was $0.40.

THE COMMON SHARES OFFERED PURSUANT TO THIS REGISTRATION STATEMENT INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 14 OF THE REOFFER PROSPECTUS. THESE ARE SPECULATIVE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

TABLE OF CONTENTS

Page

Reoffer Prospectus 5

Available Information 5

Incorporation of Documents by Reference 5

Business of Merlin Software Technologies International, Inc. 7

Risk Factors 14

Use of Proceeds 20

Selling Shareholder 21

Plan of Distribution 21

Experts 22

Legal Matters 22

Disclosure of Commission Position 22

REOFFER PROSPECTUS

Available Information

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common shares are not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

Merlin Software Technologies International, Inc. files annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission as is required by the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. In addition, copies may be obtained (at prescribed rates) at the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1228, New York, New York 10007. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272.

Incorporation of Documents by Reference

The SEC allows us to "incorporate by reference" information into this reoffer prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this reoffer prospectus, except for any information superseded by information in this reoffer prospectus.

We filed the following documents, which are incorporated into this reoffer prospectus by reference:

1. The description of our shares contained in our registration statement on Form 10-SB (SEC document number 000-27189), filed on August 31, 1999, including all amendments and reports for the purpose of updating the description of our shares;

2. Our Form SB-2/A Registration Statement, filed on March 19, 2001;

3. Our Form 10-KSB Annual Report, filed on March 30, 2001; and

4. Our Rule 424B4 Prospectus, filed on April 2, 2001.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this reoffer prospectus have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS REOFFER PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS REOFFER PROSPECTUS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THE REOFFER PROSPECTUS INCORPORATES). REQUESTS SHOULD BE DIRECTED TO ROBERT HELLER, MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC. 4199 LOUGHEED HIGHWAY, SUITES 200 AND 201, BURNABY, BRITISH COLUMBIA, CANADA V5C 3Y6. OUR TELEPHONE NUMBER AT THAT LOCATION IS (604) 320-7227.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272.

Prospectus Summary

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this reoffer prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the "Risk Factors" section and the documents and information incorporated by reference into this reoffer prospectus.

Summary of Risk Factors

An investment in our common stock involves a number of risks which should be carefully considered and evaluated. These risks would include:

(a) the fact that we have suffered recurring losses from operations and have no established source of income and that these circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditor's opinion issued in connection with our financial statements for the periods ended December 31, 2000 and 1999;

(b) the fact that we are a development stage company, have generated only minimal operating revenues, that future operating revenues will be dependent on the sale of our two software programs, and to date operating revenues have not been sufficient to cover expenses;

(c) the fact that we are involved in developing new software programs for the Linux and Unix operating systems which software programs may not be commercially accepted and successful; and

(d) the fact that we may not be able to develop or expand the markets for our software.

For a more complete discussion of risk factors relevant to an investment in our common stock see the "Risk Factors" section beginning on page 14 of this reoffer prospectus.

Summary Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with the consolidated financial statements, including the notes to those financial statements which are incorporated by reference from our annual report on Form 10-KSB. As a result of our acquisition of our subsidiary on April 26, 2000 via a reverse acquisition, our financial statements are presented as a continuation of our subsidiary's operations. Accordingly, financial information relating to periods prior to the acquisition is that of our subsidiary.

	For the fiscal year ended December 31, 2000	For the period from June 25, 1999 (incorporation) to December 31, 1999
Revenue	$22,213	$0
Net Loss for the Period	$(3,461,262)	$(616,628)
Loss Per Share - basic and diluted	$(0.31)	$(0.09)
	As at December 31, 2000	As at December 31, 1999
Working Capital (Deficit)	$(111,977)	$397,830
Total Assets	$493,762	$831,374
Total Stockholders' Equity (Deficit)	$4,123	$(320,606)
Deficit Accumulated in the Development Stage	$(4,077,890)	$(616,628)

This reoffer prospectus contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

As used in this reoffer prospectus, the terms "we", "us", "our", and "Merlin" mean Merlin Software Technologies International, Inc. and its subsidiary, unless otherwise indicated.

Business of Merlin Software Technologies International, Inc.

We are a developer and producer of utility software programs for personal computers with a Linux or Unix operating system. Currently, we have two software programs: a computer backup and restore program called PerfectBACKUP+ and a multi-line fax program called Communicado Fax. The backup and restore program is a utility software program that allows a computer user to create a backup copy of the electronic computer files stored in a computer and to use this backup copy to recover these files should the user accidentally delete such files, wish to recover an earlier version of such files or if the user's computer crashes and some or all of such files are lost. The multi-line fax program allows a computer user to perform a number of facsimile type functions using a modem on a personal computer, including receiving and printing documents sent by facsimile from another location and creating and sending new documents by facsimile. Both of these products are marketed to both small and medium-sized businesses and are or will be distributed by way of bundling agreements with original equipment manufacturers, reseller and distributor agreements with independent resellers and distributors, and by ordering and downloading either of the programs from our website. Version 7.0 of PerfectBACKUP+ has been released and is available for sale on our website and through our distributors and resellers. New versions of PerfectBACKUP+ which incorporate new features and enhancements will be periodically released. Version 4.0 of Communicado Fax, our multi-line fax program was released on January 15, 2001 and is also available for sale from our website.

Merlin is a Nevada corporation with its business offices located at Suites 200 and 201, 4199 Lougheed Highway, Burnaby, British Columbia V5G 3Y6. Its telephone number is (604) 320-7227. Merlin carries on business through its wholly-owned subsidiary, Merlin Software Technologies Inc., a Nevada corporation which maintains its business office at the same location. We were formed in Nevada on August 30, 1995 under the name Austin Land & Development Inc. We were inactive until we acquired all of the issued and outstanding shares, options and warrants of Merlin Software Technologies Inc., also a Nevada corporation formed on June 25, 1999. The acquisition was completed on April 26, 2000 by a share exchange reorganization whereby we acquired shares, options and warrants of Merlin Software Technologies Inc. in exchange for issuing an equal number of our shares, options and warrants. The stockholders of Merlin Software Technologies Inc. controlled approximately 64% of Merlin immediately after the share exchange and accordingly, the acquisition has been treated like a reverse acquisition. Financial information contained in this prospectus is presented as a continuation of Merlin Software Technologies Inc.

Our Software Programs

The increased use of the Linux and Unix operating systems has created a demand for packaged software applications and utility programs designed to operate on these operating systems. This is because operating systems on their own only allow computers to be operated. This means that the computer can be switched on and will display messages on the screen and accept input from devices such as keyboards. Operating systems also allow other software to be operated on the computer, like word processing and spreadsheet programs. However, operating systems do not usually come with software utility applications such as backup or faxing programs that are needed by users to perform normal day-to-day tasks with their computers. Such programs are typically supplied by third party software companies, like our company. We expect to meet this demand for software utility programs by further developing and producing our two utility software programs: PerfectBACKUP+ and Communicado Fax.

We are currently focussing on utility software programs developed for the Linux and Unix operating systems. The primary utility program is our backup and restore utility software program called PerfectBACKUP+, which allows a computer user to create a backup copy of the electronic computer files stored in a computer and to use this backup copy to recover these files should the user accidentally delete such files or wish to recover an earlier version of such files or if the user's computer crashes and some or all of such files are lost. The second utility software program is Communicado Fax which is a multi-line fax program which allows a computer user to perform a number of facsimile type functions using a modem on a personal computer, including receiving and printing documents sent by facsimile from another location and creating and sending new documents by facsimile through the modem on a personal computer.

PerfectBACKUP+

All computer operating systems are subject to loss of valuable data and critical information through hardware failure and other forms of computer crashes. For users, the loss of data from such crashes can be catastrophic. As a result, users demand software that can back up and restore data and information contained on their personal computers. PerfectBACKUP+ is a high performance backup and restore software utility program for use on systems utilizing Linux and Unix operating systems. PerfectBACKUP+ was originally developed for the Unix operating system and was sold under the name "FastBACK Plus Unix". All versions of FastBACK Plus sold over two million copies worldwide before the rights to FastBACK Plus Unix were sold to Symantec. Because of Symantec's orientation towards the Microsoft operating system, it did not pursue the Unix market and the Linux operating system did not exist at that time. The exclusive rights to FastBACK Plus Unix were then re-acquired by Gary Heller, one of our former officers and directors. Between 1990 and 1995, PerfectBACKUP+ underwent an extensive re-write to convert it for use on the Linux operating system, incorporate the various utilities that had been developed and to upgrade PerfectBACKUP+ to a complete back-up and emergency recovery tool. We acquired the rights to PerfectBACKUP+ from Gary Heller on July 13, 1999. Gary Heller received 1,600,000 shares of common stock of our subsidiary for all of his rights to PerfectBACKUP+ and FleetPro II, which shares were exchanged for 1,600,000 shares of our common stock in connection with our acquisition of Merlin Software Technologies Inc.

PerfectBACKUP+'s (version 7.0) features include:

(a) device support - PerfectBACKUP+ supports all of the disk and tape devices supported by a user's operating system;

(b) automated backups - PerfectBACKUP+ allows users to create and store different backup packages, then schedule their operation automatically, even if the user is present during the operation;

(c) easy to use file selection methods - PerfectBACKUP+'s include files and exclude files options to allow the user to quickly browse and select files for backup and restore operations using file names, wild cards and data criteria;

(d) graphical user interface - allows a user to quickly and easily begin using PerfectBACKUP+ using a windows menu type environment, eliminating the learning curve and user error; and

(e) menu driven character interface - allows a user to operate PerfectBACKUP+ from a dumb terminal, telenet session or over a modem.

PerfectBACKUP+ (version 7.0) will operate on Linux operating systems including RedHat 6.0 and 6.1, Caldera Open Linux 2.3 and eServer 2.3 and 2.4, S.U.S.E. 6.1, 6.2 and 6.3, Corel Linux 1.0, Turbo Linux 4.0 and 6.0, Mandrake 6.X and Debian. Several companies including Caldera, IBM and Cable + Wireless BET Limited have purchased earlier versions of the software. We have also provided complimentary copies to several educational institutions including the University of Minnesota, Stanford University, Awhus University (Denmark), Morgan County Board of Education (TN) and Whitefish Bay School (WI). At this time, in order to use PerfectBACKUP+ to backup Apple Macintosh computers, the user must build a Linux backup server using one of the above-noted Linux distributions and install PerfectBACKUP+ onto that server.

Users with questions regarding PerfectBACKUP+ can currently access our technical support where frequently encountered problems can be addressed by our technical support staff and will be able to access our technical support through our website where frequently encountered problems will be posted and addressed by our technical staff.

A public test version of PerfectBACKUP+ version 7.0 was released on October 8, 2000, and continues to be available for download from our website. Users who download this public test version have access to the program on a time limited basis, usually 30 days, and agree to provide us with any comments or provide us with details of any bugs or errors they may encounter in use of the public test version. These free downloads of public test versions allow us to uncover and verify any errors or bugs in our programs before such programs are released for retail sales. It also allows us to determine which features users may want added to future versions of our software programs. By minimizing the amounts of potential errors or bugs with our software programs before they are released to the public for sale, we are attempting to increase the success and acceptance of our software programs by the public. A commercial version of PerfectBACKUP+ was announced and released on November 15, 2000 at Comdex, a software conference held in Las Vegas, Nevada. It is available for purchase and download from our website at a cost of $89 and the compact disk and program documentation can be acquired separately for an additional $20.

The release of PerfectBACKUP+ version 7.0 was a natural progression in the development of the product. It provides additional features and addresses some errors found in earlier releases of PerfectBACKUP+. The new features include a full system backup wizard to make backing up a complete hard disk easier, an online manual, a backup scheduling wizard to make scheduling regular backups easier, an improved file selection dialog to make the inclusion and exclusion of files for a particular backup easier and a media copy wizard that made the duplicating of the data on a backup tape easy. A 'wizard' as used above refers to a simple, straightforward set of questions presented in a logical sequential manner that makes it easy for the user to establish the parameters for the use of the program.

Concurrent with the completion of PerfectBACKUP+ version 7.0, we commenced design work on PerfectBACKUP+ version 8. PerfectBACKUP+ version 8 is not scheduled for release until September, 2001 and, due to the fact that it is targeted as a backup program for large networks, will not be sold as a replacement for PerfectBACKUP+ version 7.0 but as an additional product with a different focus and with additional features. As the version 8 of PerfectBACKUP+ is still in the early stages it is not possible to say with any certainty that it will be released in  September, 2001, but we believe that the release of version 8 will not have any impact on the sales of version 7.0 of PerfectBACKUP+.

Communicado Fax

In today's electronic age many people send information to each other by way of facsimile transmission. As a result, people have demanded software programs which will allow them to use their personal computers to send and receive facsimile transmissions and thereby eliminate the need to purchase and maintain an independent fax machine. Communicado Fax is a multi-line fax program that allows a computer user to perform a number of facsimile type functions using a modem on a personal computer. Communicado Fax is a desktop fax client and server application for Linux and Unix operating systems, originally developed for Unix and converted for use on Linux operating systems in 1994. It was originally distributed under the name "HotWireFax" and Version 2 of HotWireFax for the Linux operating system has been available free on the Internet since 1996. We acquired the rights to HotWireFax from Robert Heller, a director and officer of our company and our subsidiary, on July 13, 1999 for 1,600,000 shares of common stock of Merlin Software Technologies Inc., which shares were exchanged for 1,600,000 shares of our common stock in connection with our acquisition of Merlin Software Technologies Inc. In late 1999, we had records from our server that approximately 22,000 copies of HotWireFax had been downloaded from the Internet. In January, 2000, HotWireFax version 3.0 was announced and made available for download. Since we released the new version for download, we have experienced approximately 200 to 300 downloads per month. We have assumed that some of these copies would be redistributed and accordingly, we estimate that approximately 30,000 copies of the various versions of HotWireFax have been downloaded from the Internet.

The use of free downloads provides us with an indication that there is a demand for a product like HotWireFax and that we may be able to commercially sell an improved version of such product. It also allows us to uncover and rectify any errors or bugs in our programs before such programs are released for retail sales. In addition, it allows us to determine which features users may want added to future versions of our software programs. By minimizing the amounts of potential errors or bugs with our software programs before they are released to the public for sale, we are attempting to increase the success and acceptance of our software programs by the public. However, to date, these free downloads have not resulted in any revenues, primarily because we have only recently released our retail commercial version of the product.

HotWireFax version 3.0 for the Linux operating system was subsequently re-branded as Communicado Fax version 4.0 and was released for sale on January 15, 2001. This version contains support for a much wider range of modems and contains a new graphical user interface. A public test version of Communicado Fax version 4.0 (personal version) was released on December 27, 2000. A public test version is available so that users have access to the program on a time limited basis, usually 30 days, and can provide us with general comments and details of any bugs or errors they may encounter in use of the public test version. A commercial version of Communicado Fax version 4.0 was released on January 15, 2001, and retails for $49 (the same price is applicable whether the product is purchased by download from our website or as a compact disk in a retail box with manual). The basic features of Communicado Fax include:

(a) quick fax - immediate transmission of faxes;

(b) packaged faxes - create standard faxes which can be sent on demand;

(c) modem support - ability to support almost any desktop personal computer modem;

(d) custom coversheets - allows a user to create custom cover sheets with graphics;

(e) acceptance of user input in ASCII text;

(f) view faxes - view faxes on screen and zoom and rotate images;

(g) attach documents - allows users to attach word processing, postscript, ASCII text documents and inbound/outbound faxes to any fax;

(h) ability to be configured to work as a printer driver to Star Office, Applixware, WordPerfect and others;

(i) call screening - allows users to disconnect unwanted faxes;

(j) online "help" - allows users to find assistance online; and

(k) automatic retry - automatic spooler to retry faxes and to advise of results via email.

Communicado Fax version 4.0 will operate on Linux operating systems including RedHat 6.1, 6.2 and 7.0, Caldera Open Linux 2.3 and eServer 2.3 and 2.4, S.U.S.E. 6.3, 7.0 and 7.1, Corel Linux 1.0 and 1.2, TurboLinux 6.X and 7.0, Mandrake 6.X and 7.X, the current releases of the Linux operating Debian and Stormix. Users with questions regarding Communicado Fax will be able to access our technical support through our website where frequently encountered problems will be posted and addressed by our technical staff.

Concurrent with the completion of Communicado Fax version 4.0, we commenced design work on an enterprise version of Communicado Fax. This version is not scheduled for release until September 2001 and due to the fact that it is targeted as a fax program for large networks, will not be sold as a replacement for Communicado Fax version 4.0 bus as an additional product with a different focus and with additional features. As the Communicado Fax is still in the early stages of development, it is not possible to say with any certainty that it will be released in September 2001, but we still believe that the release of this version will not have any impact on the sales of Communicado Fax version 4.0.

Arcana

On January 31, 2001, we announced that we intend to sell a combined computer hardware and software product called Arcana. Arcana will be a separate computer hardware device which will have a Linux operating system, PerfectBACKUP+ and Communicado Fax pre-installed and pre-configured. The Arcana product is intended to be easily installed onto a computer network to provide the functionality provided by PerfectBACKUP+ and Communicado Fax.

We do not intend to produce the hardware portion of the product but will acquire it from an original equipment manufacturer. Although we have identified several original equipment manufacturers, we have not entered into any agreements to acquire the hardware portion of the product.

We will purchase the hardware portion of the Arcana product and then have installed a Linux operating system along with PerfectBACKUP+ and Communicado Fax. We will brand the combined device as "Arcana" and intend to sell the product through our website and through our current network of distributors and resellers.

We expect that the product will be ready for sale by June 1, 2001.

Brigade

On February 1, 2001, we announced that we intend to sell another combined computer hardware and software product called Brigade. Brigade will be a separate computer hardware device which will have an embedded Linux operating system and pre-installed and pre-configured firewall software. Firewall software prevents unauthorized users (i.e. hackers) from accessing a business's computer network. We intend to develop and install an easy to use software interface, which will form part of the Brigade product and which will allow the Brigade product to be easily installed onto computer networks used by small businesses.

We intend to purchase the hardware portion and the firewall software from one vendor, following which we will brand the device as "Brigade". We intend to sell the product through our website and our current network of distributors and resellers.

Although we have identified the vendor that manufactures the hardware portion and the firewall software, we have not entered into any agreements to purchase these products from that vendor. We are currently in the process of negotiating an agreement with that vendor.

We expect that the product will be ready for sale by May 1, 2001.

FleetPro II

On July 13, 1999, we also acquired the rights to FleetPro II. FleetPro II is a software program which provides automated management functions for companies which use fleets of vehicles in their business operations. The software program includes modules that perform various functions including dispatching, order processing, delivery route optimization, vehicle tracking, vehicle load optimization, vehicle maintenance scheduling, tracking and analyzing vehicle fuel consumption and general accounting functions.

To date, we have focussed on the development and commercial release of PerfectBACKUP+ and Communicado Fax and have not expended any significant resources on the development of FleetPro II. We do not expect to expend any resources on the development and release of FleetPro II until we have generated significant revenues from the sales of our other software programs.

BDI Virage

On July 13, 1999, we also acquired the rights to BDI Virage which is an internet based business directory software program. The program provides a business directory service over the Internet similar to that found in the yellow pages of a telephone directory.

To date, we have focussed on the development and commercial release of PerfectBACKUP+ and Communicado Fax and have not expended any significant resources on the development of BDI Virage. We do not expect to expend any resources on the development of BDI Virage until we have generated significant revenues from the sale of our other software programs.

Internet Service Provider Software

On July 13, 1999, we also acquired the rights to certain accounting and management software intended for use by internet service providers. The program provides accounting and customer management for companies who are internet service providers.

To date, we have focussed on the development and commercial release of PerfectBACKUP+ and Communicado Fax and have not expended any significant resources on the development of the Internet Service Provider Software. We do not expect to expend any resources on the development of this product until we generate significant revenues from the sales of our other software programs.

Option Source Project

We have also implemented a concept of rewarding developers of software programs for the Linux operating system by announcing the Option Source Project. Through the Option Source Project, we plan upon taking advantage of a modified form of the existing model of open source code development in Linux. Currently, Linux is "open source" which means the rights are held by the developer of the code but this code is also available to the public to be modified as needed so long as any modifications are also published and made available to the public. This has allowed programmers all over the world to collaborate in order to develop the Linux operating system and the applications which run on it. Through this method Linux has evolved to become a highly reliable operating system.

We plan to expand and capitalize upon this open source method of software development. Through the Option Source Project we will be able to acquire a nonexclusive license from programmers of approved projects for their software and half of their intellectual property rights in the software that they develop. We expect that this will speed the development of new software programs for the Linux operating system, provide us with direct access to the new software programs in addition to experienced developers and software programmers. The Option Source Project is a natural evolution of the open source method currently in use. We expect this program to benefit programmers who have developed proprietary software packages which have not realized their commercial potential. By placing their software with us under this program, we will assist them in establishing a market for their software programs once the software program is completed and we will assist them in distributing and selling the new packaged software programs. In return for providing us with a non-exclusive license and half of the intellectual property rights, we will compensate the programmers with cash or issue them options, if allowable under applicable securities laws. Since the programmers have the possibility of obtaining options, we have named this project the Option Source Project.

Software Market - Competition Generally

The market in which we compete is intensely competitive, highly fragmented and rapidly changing. In order to compete, we must enhance our current software programs, enhance the interoperability of our software programs with other programs and operating systems, develop new products in a timely fashion and develop key strategic partnerships with other hardware and software vendors. Many of our competitors are larger and have greater financial, technical, marketing and other resources than us. Because there are relatively low barriers to entry in the software market, we expect additional competition from other established and emerging companies. Increased competition is likely to result in price reductions, reduced gross margins and increased difficulty in establishing market share, any of which could have a material adverse affect on our business, operating results and financial condition.

Intellectual Property, Government Approvals and Regulations

We have applied for or are in the process of applying for trademark protection in the United States for "Merlin Software Technologies, Inc.", "Software That's Pure Magic", "Linux for the Masses", "Communicado", "Merlin Softech" and "Option Source". We have applied for trademark protection in Canada for "Linux for the Masses". We have also sought trademark protection in the United States and Canada for our corporate symbol which is a penguin dressed in a magicians cape and hat with wand in hand. We have secured the registration of the domain name "www.merlinsoftech.com", among others.

Our software programs are not protected by any patents nor do we intend to seek any such protection although we have filed a provisional patent application with the United States Patent Office in connection with a specific component of Communicado Fax. We do treat our software programs and their associated technology as proprietary and own all copyrights in such programs. We have applied for, or are in the process of applying for, copyright registrations in the United States for our software programs.

We require all employees to sign confidentiality agreements regarding their work for us and all rights to technology created by such employees are retained by us. We distribute our software programs under license agreements that are signed by end-users. Despite our precautions taken to protect our software programs, unauthorized parties may attempt to reverse engineer, copy, or obtain and use information we regard as proprietary. Policing unauthorized use of our products and infringement of our copyrights is difficult and software piracy is expected to be a persistent problem. Additionally, the laws of some foreign countries do not protect our proprietary rights, including our copyrights, to the same extent as do the laws of the United States.

We have also filed a patent application in connection with the process involved in our Option Source Project.

We are not aware that our products, trademarks, or other proprietary rights infringe the proprietary rights of third parties. However, from time to time, we may receive notices from third parties asserting that we have infringed their patents or other intellectual property rights. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any such claims could be time-consuming, result in costly litigation, cause product shipment delays or lead us to enter into royalty or licensing agreements rather than disputing the merits of such claims. As the number of software products in the industry increases and the functionality of such products further overlap, we believe that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend. An adverse outcome in litigation or similar proceedings could subject us to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others, or require us to cease the marketing or use of certain products, any of which could have a material adverse effect on our business, operating results and financial condition.

Risk Factors

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this reoffer prospectus in evaluating our company and our business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The trading price of the shares of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

WE aRE A Development Stage Company AND HAVE NOT EARNED ANY SIGNIFICANT REVENUES SINCE OUR FORMATION, Which Makes IT DIFFICULT TO EVALUATE WHETHER WE WILL OPERATE PROFITABLY.

We are a development stage company which is primarily involved in the development, manufacture and marketing of utility software programs for the Linux and Unix operating systems. As a relatively new company, we have just started selling our software products, and as a result, we do not have a historical record of sales and revenues nor an established business track record. We have not earned any significant revenues since our formation.

Unanticipated problems, expenses and delays are frequently encountered in ramping up sales and developing new products. Our ability to successfully develop, produce and sell our software programs and to eventually generate operating revenues will depend on our ability to, among other things:

(a) successfully develop and market our utility software products, including PerfectBACKUP+ and Communicado Fax;

(b) successfully continue to enhance our current software products to keep pace with changes in technology and changes demanded by users of such software products; and

(c) obtain the necessary financing to implement our business plan.

Given our limited operating history, minimal sales and operating losses, there can be no assurance that we will be able to achieve any of these goals and develop a sufficiently large customer base to be profitable.

THE FACT THAT we have a history of net losses and HAVE NOT EARNED ANY SIGNIFICANT REVENUES SINCE INCORPORATION RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our subsidiary did not generate any revenues from the sale of our software products and incurred a loss of $616,628 for the period from June 25, 1999 (incorporation) to December 31, 1999 and a loss of $3,461,262 for the year ended December 31, 2000. We have generated only $22,213 in revenues for the year ended December 31, 2000 and $nil for the period from June 25, 1999 (incorporation) to December 31, 1999. Although we anticipate revenues to increase, we also expect development costs and operating costs to increase as well. Consequently, we expect to incur operating losses and negative cash flow until our existing software products gain sufficient market acceptance to generate a commercially viable and sustainable level of sales, and/or additional software products are developed and commercially released and sales of such products made so that we are operating in a profitable manner. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditor's opinion on the December 31, 2000 and 1999 consolidated financial statements. To the extent that such expenses are not timely followed by increased revenues, our business, results of operations, financial condition and prospects would be materially adversely affected.

WE ARE UNCERTAIN THAT WE WILL BE ABLE TO OBTAIN ADDITIONAL CAPITAL THAT MAY BE NECESSARY TO ESTABLISH OUR BUSINESS.

Our subsidiary incurred a net loss for the period from June 25, 1999 (incorporation) to December 31, 1999 of $616,628. We incurred a further consolidated loss of $3,461,262 for the year ended December 31, 2000. As a result of these losses and negative cash flows from operations, our ability to continue operations will be dependent upon the availability of capital from outside sources unless and until we achieve profitability.

Our future capital requirements will depend on many factors, including cash flow from operations, progress in developing new products, competing knowledge and market developments and an ability to successfully market our products. Our recurring operating losses and growing working capital needs will require us to obtain additional capital to operate our business before we have established that our business will generate significant revenue. With the sale of convertible notes in August, 2000 and the expected proceeds of the remaining $1 million (less $142,000 which we received on March 14, 2001 as an early advance) of convertible notes due within seven days of a registration statement, registering the common shares issuable on conversion of the convertible notes and exercise of the warrants, being declared effective, we believe sufficient funds are available to pay for ongoing operating costs and capital expenditures through May, 2001. Our registration statement on Form SB-2 was declared effective on March 29, 2001, but we have yet to receive the additional proceeds from these investors. We have predicted that we will require approximately $5.0 million over the period ending December 31, 2001 in order to accomplish our goals; however, there is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

(a) we incur unexpected costs in completing the development of PerfectBACKUP+ or Communicado Fax or encounter any unexpected technical or other difficulties;

(b) we incur delays and additional expenses as a result of technology failure;

(c) we are unable to create a substantial market for our software products; or

(d) we incur any significant unanticipated expenses.

The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans.

We will depend almost exclusively on outside capital to pay for the continued development of PerfectBACKUP+ and Communicado Fax. Such outside capital may include the sale of additional stock and/or commercial borrowing. There can be no assurance that capital will continue to be available if necessary to meet these continuing development costs or, if the capital is available, it will be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we were unable to obtain financing in the amounts and on terms deemed acceptable, our business and future success may be adversely affected.

we expect to experience significant and rapid growth in the scope and complexity of our business as we proceed with the development and sale of our software products. if we are unable to hire staff to handle sales and marketing of our products and manage our operations, Our Growth Could Harm Our Future Business Results and may strain our managerial and operational resources.

As we proceed with the development and sale of our software products, we expect to experience significant and rapid growth in the scope and complexity of our business. We will need to add staff to market our products, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a material adverse effect on our business and financial condition.

SINCE THE NUMBER OF SHARES ISSUABLE ON THE CONVERSION OF THE CONVERTIBLE NOTES IS BASED ON A DISCOUNT TO THE MARKET PRICE, THE FOUR PURCHASERS OF THE CONVERTIBLE NOTES WILL RECEIVE MORE SHARES IF THE SHARE PRICE DECREASES AT THE TIME OF CONVERSION. THE FOUR PURCHASERS ALSO RECEIVED WARRANTS TO ACQUIRE UP TO 1,520,000 SHARES, AT AN EXERCISE PRICE OF $1.75 PER SHARE, AND IF THE PURCHASERS CONVERT THE NOTES AND EXERCISE THE WARRANTS, THERE COULD BE A CHANGE OF CONTROL.

On August 18, 2000, we sold Series A 10% Senior Secured Convertible Notes in the aggregate principal amount of $2,100,000 to four accredited investors. The purchase price of $2,100,000 is payable in two tranches. We received $1.1 million on August 24, 2000 and will receive $1 million (less $142,000 which we received on March 14, 2001 as an early advance) seven days after the registration statement is declared effective with the Securities and Exchange Commission. Our registration statement on Form SB-2 was declared effective on March 29, 2001, but we have yet to receive the additional monies from these investors. As part of the sale of the convertible notes, we sold Series A warrants which entitle the four investors to acquire an aggregate of 1,520,000 shares of our common stock at an exercise price of $1.75 per share. The warrants are also issuable in two tranches and on August 24, 2000, we issued warrants to acquire up to 770,000 shares.

The four investors may convert their convertible notes into shares of our common stock at conversion prices equal to the lower of a fixed price and the price which is 95% of the average of the two lowest intra-day trading prices of our common stock for the 30 day period on the trading day immediately preceding the conversion date. In addition, these holders also acquired warrants to purchase 1,520,000 shares of our common stock at an exercise price of $1.75. If the holders convert the notes and exercise the warrants, there could be a change in control.

Since the number of our shares issuable upon conversion of the notes is based on a discount to the market price of our common stock, the holders of the convertible notes will receive more shares upon conversion if the share price decreases at the time of conversion. The conversion of the convertible notes and the exercise of warrants may result in substantial dilution to the interests of other holders of common stock since each holder of convertible notes and warrants may ultimately convert the full amount of the notes, fully exercise the warrants and sell all of these shares into the public market.

Assuming a 75% decline in the price of our common stock from the price on March 1, 2001, we would be required to issue 18,853,102 shares upon conversion of all the convertible notes and 1,520,000 shares upon exercise of all the warrants. The total amount of shares issued would be 20,373,102 and would represent approximately 62% of our current issued and outstanding shares after such conversion of the notes and the exercise of the warrants (assuming no exercises of otherwise outstanding stock options and warrants).

In other words, the lower the stock price around the time the holder converts, the more common shares each holder will receive upon conversion of the notes. To the extent the selling shareholders convert and then sell their common stock, the common stock price may decrease due to the additional shares in the market. This decrease in the market price could allow the holders of the notes to convert their notes into greater amounts of shares of our common stock.

SALES OF A SUBSTANTIAL NUMBER OF SHARES INTO THE PUBLIC MARKET by the FOUR PURCHASERS may result in a significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

The actual daily trading volume of our shares of common stock over the three months ended December 31, 2000 has averaged less than 29,319 shares which indicates the ability of our stockholders to realize the current trading price of the shares they hold may fluctuate if a substantial number of shares were to be offered for resale.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 13,486,928 shares of common stock issued and outstanding as of April 1, 2001. Through the registration statement that was declared effective on March 29, 2001, the selling shareholders (including the four purchasers) could resell up to 12,820,000 shares of our common stock, only 800,000 of which are included in the 13,486,928 issued and outstanding common shares. As a result of such registration statement, a substantial number of our shares of common stock are becoming available for resale, which could have an adverse effect on the price of our common stock.

To the extent that the four purchasers convert their notes, exercise their warrants and then sell their shares of common stock, the price of our common stock may decrease due to the additional shares of common stock in the market. This could allow the holders of the convertible notes to convert their notes into a greater amount of shares of our common stock, the sales of which may further depress the price of our common stock.

Any significant downward pressure on the price of our common stock as the four purchasers convert their notes, exercise their warrants and sell material amounts of shares could encourage short sales by the four purchasers or others. Any such short sales could place a further downward pressure on their price of the common stock.

FUTURE SALES OF COMMON STOCK BY OUR EXISTING SHAREHOLDERS COULD REDUCE THE PRICE OF OUR COMMON STOCK.

The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market. Likewise, the perception that these sales could occur may result in the decline of the market price of our common stock. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price we deem appropriate.

All of Our Assets are Secured and consequently if we default on the convertible notes, our continued operation will be adversely affected.

We are financing our operations primarily through the issuance of the convertible notes. These convertible notes have been secured primarily by all of our assets. If we default on any of these convertible notes, it would have a material adverse effect on our business.

UNLESS WE CAN ESTABLISH SIGNIFICANT SALES OF perfectbackup+ and communicado fax, OUR ability to generate REVENUES MAY BE SIGNIFICANTLY REDUCED.

We expect that a substantial portion, if not all, of our future revenue will be derived from the sale of our two software programs: PerfectBACKUP+ and Communicado Fax. We expect that these products and their extensions and derivatives will account for a majority, if not all, of our revenue for the foreseeable future. Broad market acceptance of these software programs is, therefore, critical to our future success and our ability to generate revenues. Failure to achieve broad market acceptance of these software programs, as a result of competition, technological change, or otherwise, would significantly harm our business. Our future financial performance will depend in significant part on the successful introduction and market acceptance of these two software programs, and on the development, introduction and market acceptance of their respective enhancements. There can be no assurance that we will be successful in marketing either of these software programs or any new software programs, applications or enhancements, and any failure to do so would significantly harm our business.

we have sold only limited quantities of perfectbackup+ and communicado fax and if the computer and technology industry does not accept our products, WE WILL BE UNABLE TO successfully BUILD OUR BUSINESS.

We have sold only limited quantities of our software programs. Our success will depend on the acceptance of our products by the computer and technology industry, including businesses and the general public. Achieving such acceptance will require significant marketing investment. We cannot assure you that our existing or proposed software programs will be accepted by the computer and technology industry at sufficient levels to support our operations and build our business.

We are Dependent on Resellers and Distributors for the Sales of Our Products and if We are not Successful in Expanding our Distribution Channels, Our Ability to Generate Revenues WILL Be Harmed.

We have entered into various distribution and reseller agreements to distribute and/or bundle our software programs. While we believe that these arrangements will be beneficial, there can be no assurance that we will be able to deliver our software programs to these companies in a timely manner or that these companies will be able to sell our software programs in volumes anticipated by us. Further, these agreements are the only significant distribution agreements to date. Our growth will be dependent on our ability to expand our third-party distribution channels to market, sell and distribute our software programs. While our strategy is to enter into additional agreements with resellers and distributors, we may not be able to successfully attract additional vendors to distribute our software programs. In addition, we have only limited experience in marketing our software programs through distributors and resellers and we will have little, if any, control over our third-party distributors. There can be no assurance that we will be successful in our efforts to generate revenue from these distribution channels, nor can there be any assurance that we will be successful in recruiting new organizations to represent us and our software programs. Any such failure would result in us having expended significant resources with little or no return on our investment, which would significantly harm our business.

Rapid Technological Changes in the Computer Software and Hardware Industry Could Render Our Products Non-competitive or Obsolete and consequently affect our ability to generate revenues and become or remain profitable.

The development and sales of our software programs are exposed to risks because of the rapidly changing technology in the computer software and hardware industry. Although we will engage software developers and programmers who are experienced in the utility software program market, we only have limited experience in developing and marketing such utility software programs.

In addition, future advances in the computer software and hardware industry could lead to new technologies or software programs competitive with the software programs provided by us. Those technological advances could also lower the costs of other software programs that compete with our software programs resulting in pricing or performance pressure on our software programs, which could adversely affect our results of operations.

Unscheduled Delays in Development of Our Software Products or the Implementation of Our Sales Program Could Result in Lost or Delayed Revenues.

Delays and related increases in costs in the further development or improvement of PerfectBACKUP+ and Communicado Fax or the implementation of our sales and marketing program could result from a variety of causes, including:

(a) delays in the development, testing and commercial release of our software programs;

(b) delays in hiring or retaining experienced software developers and programmers;

(c) delays in locating and hiring experienced sales and marketing professionals; and

(d) delays caused by other events beyond our control.

There can be no assurance that we will successfully develop further enhancements to PerfectBACKUP+ and Communicado Fax on a timely basis or that we will implement our sales and marketing program in a timely manner. A significant delay in the development, testing and commercial release of our software programs or a delay in the implementation of our sales and marketing program could result in increased costs and could have a material adverse effect on our financial condition and results in operations.

even though we treat our software programs as proprietary, neither perfectbackup+ or communicado fax are protected by any patents and accordingly if we are unable to protect our intellectual property rights, our business operations could be adversely affected.

Although we have applied for or are in the process of applying for copyright registration in the United States for both PerfectBACKUP+ and Communicado Fax, neither PerfectBACKUP+ or Communicado Fax is protected by any patents. We have however filed a provisional patent application with the United States Patent Office in connection with a specific component of Communicado Fax. We do treat our software programs and their associated technology as proprietary. Despite our precautions taken to protect our software programs, unauthorized parties may attempt to reverse engineer, copy or obtain and use our software programs, which could adversely effect our results of operations.

The Loss of robert heller or any of OUR Key software programmers and developers Would Have an Adverse Impact on Future Development and could impair our ability to succeed.

Our performance is substantially dependent on the technical expertise of Robert Heller and other key software programmers and developers and our ability to continue to hire and retain such personnel. There is intense competition for skilled personnel, particularly in the field of software development. The loss of Robert Heller or any of our key software programmers and developers could have a material adverse effect on our business, development, financial condition, and operating results. We do not maintain "key person" life insurance on any of our directors or senior executive officers.

the software industry, including the software industry for linux and unix operating systems is in a highly competitive industry and SOME OF OUR COMPETITORS MAY BE MORE SUCCESSFUL IN ATTRACTING AND RETAINING CUSTOMERS. WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY BECAUSE WE ARE IN THE PROCESS OF ESTABLISHING OUR NAME RECOGNITION AND BECAUSE OUR COMPETITORS ARE MORE ESTABLISHED AND HAVE GREATER RESOURCES THAN WE DO.

We will encounter competition from other software companies and from an increasingly competitive computer software industry in general. The growing market for utility software programs for the Linux and Unix operating systems has attracted new market participants as well as expansion by established participants resulting in substantial and increasing competition. Many of our present and future competitors in the utility software program market have substantially greater:

(a) financial, marketing, technical and development resources;

(b) name recognition, and

(c) experience

than we do.

Our competitors may be able to respond more quickly to new or emerging advancements in the utility software program market and to devote greater resources to the development, promotion and sale of their software programs. In addition, companies that develop operating systems could introduce new or upgrade existing operating systems or environments that include similar software programs to those offered by us, which could render our products obsolete and unmarketable. We may not be able to successfully compete against current or future competitors which could significantly harm our business.

While we believe that PerfectBACKUP+ and Communicado Fax are competitive in the utility software program market, no assurances can be given that competitors, in the future, will not succeed in developing better software programs.

In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that could increase their ability to capture a larger portion of the market share for such software programs. This type of existing and future competition could affect our ability to form and maintain agreements with our distribution, reseller, bundling and marketing partners. No assurances can be given that we will be able to compete successfully against current and future competitors, and any failure to do so would have a material adverse effect on our business.

SINCE OUR SHARES ARE thinly traded and trading on the otc bulletin board may be sporadic because it is not an exchange, STOCKHOLDERS MAY HAVE DIFFICULTY RESELLING THEIR SHARES.

Our common stock is quoted on the OTC Bulletin Board and is thinly traded. In the past, our trading price has fluctuated widely, depending on many factors that may have little to do with our operations or business prospects. In addition, the OTC Bulletin Board is not an exchange and, because trading of the securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange of the Nasdaq Stock Market, Inc., you may have difficulty reselling any of the shares you purchase from the selling shareholder.

Trading of Our Stock May Be Restricted by the SEC's Penny Stock Regulations Which May Limit a Stockholder's Ability to Buy and Sell our Stock.

The U.S. Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standarized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of, our common stock.

SINCE A RELATIVELY SMALL GROUP OF STOCKHOLDERS OWN approximately 45% OF OUR OUTSTANDING SHARES, THEY ARE ABLE TO SIGNIFICANTLY INFLUENCE MATTERS REQUIRING STOCKHOLDER APPROVAL.

Stockholders owning a majority (i.e. 51%) of our outstanding voting stock represent the ultimate control over our affairs. Three stockholders currently control approximately 45% of the outstanding shares of our common stock. As a result of this ownership, these stockholders will likely be able to approve any major transactions including the election of directors without the approval of the other shareholders.

WE DO NOT EXPECT TO DECLARE OR PAY ANY DIVIDENDS.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

Use of Proceeds

We will not receive any proceeds from the sale of any of the 83,571 common shares by Matt Daen.

Selling Shareholder

The following table identifies the selling shareholder and indicates (i) the nature of any material relationship that such selling shareholder has had with us for the past three years, (ii) the number of shares held by the selling shareholder, (iii) the amount to be offered for the selling shareholder's account, and (iv) the number of shares and percentage of outstanding shares of the common shares in our capital to be owned by the selling shareholder after the sale of the shares offered by the selling shareholder pursuant to this offering. The selling shareholder is not obligated to sell the shares offered in this reoffer prospectus and may choose not to sell any of the shares or only a part of the shares. SEC rules require that we assume that the selling shareholder sells all of the shares offered with this reoffer prospectus.

Under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this reoffer prospectus may not simultaneously engage in market making activities with respect to our common shares during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling shareholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the selling shareholder. As of April 1, 2001, there were 13,486,928 common shares in our capital issued and outstanding.

Matt Daen

Relationship: Consultant (since October 3, 2000)
Shares Beneficially Owned Prior to Offering: 83,571
Percentage Beneficially Owned Prior to Offering: less than 1%
Shares to be Sold: 83,571
Shares Beneficially Owned After Offering 0
Percentage Beneficially Owned After Offering: 0%

THE INFORMATION PROVIDED IN THE TABLE ABOVE WITH RESPECT TO THE SELLING SHAREHOLDER HAS BEEN OBTAINED FROM THE SELLING SHAREHOLDER. BECAUSE THE SELLING SHAREHOLDER MAY SELL ALL OR SOME PORTION OF THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY HIM, ONLY AN ESTIMATE (ASSUMING THE SELLING SHAREHOLDER SELLS ALL OF THE SHARES OFFERED HEREBY) CAN BE GIVEN AS TO THE NUMBER OF SHARES OF COMMON STOCK THAT WILL BE BENEFICIALLY OWNED BY THE SELLING SHAREHOLDER AFTER THIS OFFERING. IN ADDITION, THE SELLING SHAREHOLDER MAY HAVE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, OR MAY SELL, TRANSFER OR OTHERWISE DISPOSE OF, AT ANY TIME OR FROM TIME TO TIME SINCE THE DATE ON WHICH HE PROVIDED THE INFORMATION REGARDING THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY HIM, ALL OR A PORTION OF THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY HIM IN TRANSACTIONS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

Plan of Distribution

The selling shareholder may sell the 83,571 common shares for value from time to time under this reoffer prospectus in one or more transactions on the Over the Counter Bulletin Board, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling shareholder may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the respective selling shareholder and/or the purchasers of the shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The selling shareholder and any broker-dealers that participate in the distribution of the shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. All selling and other expenses incurred by the selling shareholder will be borne by the selling shareholder.

In addition to any shares sold hereunder, the selling shareholder may, at the same time, sell any shares of common shares, including the shares, owned by him in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus.

There is no assurance that the selling shareholder will sell all or any portion of the shares offered.

We will pay all expenses in connection with this offering and, apart from receipt of the exercise price on the related options, we will not receive any proceeds from sales of any shares by the selling shareholder.

Experts

Our consolidated financial statements (filed March 30, 2001), including the report (which contains an explanatory paragraph regarding our ability to continue as a going concern) of BDO Dunwoody LLP, independent Chartered Accounts, accompanying the financial statements, which is also incorporated into this reoffer prospectus by reference. The consolidated financial statements and accompanying independent auditors' report are included in reliance upon the report, given on the authority of the firm, as experts in accounting and auditing.

Legal Matters

The validity of the common shares offered by this reoffer prospectus will be passed upon for us and the selling shareholder by Clark, Wilson, Vancouver, British Columbia, Canada.

Disclosure of Commission Position on Indemnification For Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our business pursuant to the provision in the section entitled "Indemnification of Directors and Officers" (see below), we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

  Incorporation of Documents by Reference.

  The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

  We filed the following documents, which are incorporated into this registration statement by reference:

  1. The description of our shares contained in our registration statement on Form 10-SB (SEC document number 000-27189), filed on August 31, 1999, including all amendments and reports for the purpose of updating the description of our shares;

  2. Our Form SB-2/A Registration Statement, filed on March 19, 2001;

  3. Our Form 10-KSB Annual Report, filed on March 30, 2001; and

  4. Our Rule 424B4 Prospectus, filed on April 2, 2001.

  In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this reoffer prospectus have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

  WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS REOFFER PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS REOFFER PROSPECTUS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THE REOFFER PROSPECTUS INCORPORATES). REQUESTS SHOULD BE DIRECTED TO ROBERT HELLER, MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC. 4199 LOUGHEED HIGHWAY, SUITES 200 AND 201, BURNABY, BRITISH COLUMBIA, CANADA V5C 3Y6. OUR TELEPHONE NUMBER AT THAT LOCATION IS (604) 320-7227.

  You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272.

  Description of Securities.

  Not applicable.

  Interests of Named Experts and Counsel.

  Not applicable.

  Indemnification of Directors and Officers.

  Nevada corporation law provides that:

  (a) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

  (b) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

  (c) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

  We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

  (a) by our stockholders;

  (b) by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

  (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

  (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

  (e) by court order.

  Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to Merlin or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve material misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

  Our Bylaws provide that no officer or director shall be personally liable for any obligations of Merlin or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of Merlin. The By-Laws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct. Our By-Laws also provide that we, our directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Merlin under Nevada law or otherwise, Merlin has been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by Merlin for expenses incurred or paid by a director, officer or controlling person of Merlin in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, Merlin will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

  Exemption from Registration Claimed.

  On October 3, 2000, we entered into a Consulting Agreement with Matt Daen, pursuant to which we agreed to pay him a fee, payable in shares of our common stock, for locating and assisting us in hiring a marketing professional. A fee of $29,250 became due on January 16, 2001 and based upon the closing bid price of $0.35 on January 31, 2001, we agreed to issue him a total of 83,571 shares. The transaction was private in nature and we had reasonable grounds to believe that Matt Daen was an accredited investor, capable of evaluating the merits and risks of his investment, bearing the economic risks of the investment and acquired the shares for investment purposes. On January 31, 2001, we issued the shares relying on Sections 4(2) and 4(6) and Rule 506 of Regulation D of the Securities Act of 1933.

  Exhibits.

5 Opinion of Clark, Wilson

10 Consulting Agreement between Merlin Software Technologies International, Inc. and Matt Daen, dated October 3, 2000

23.1 Consent of Clark, Wilson (included in Exhibit 5)

23.2 Consent of Independent Auditor (BDO Dunwoody LLP)

24 Power of Attorney (included in signature page)

Item 9. Undertakings.

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnaby, Province of British Columbia, on April 12, 2001.

MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC.

By: /s/ Robert Heller
 Robert Heller, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Robert Heller as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures Date

/s/ Robert Heller

Robert Heller, President and Director April 12, 2001

/s/ Trevor McConnell

Trevor McConnell, Principal Accounting Officer,
CFO, Treasurer and Director April 12, 2001

/s/ Webb Green

Webb Green, Director April 12, 2001

Exhibits Required by Item 601 of Regulation S-B

Exhibit
Number Description

5 Opinion of Clark, Wilson

10 Consulting Agreement between Merlin Software Technologies International, Inc. and Matt Daen, dated October 3, 2000

23.1 Consent of Clark, Wilson (included in Exhibit 5)

23.2 Consent of Independent Auditor (BDO Dunwoody LLP)

24 Power of Attorney (included in signature page)